Exhibit 99.1

CVR Energy Reports Fourth Quarter and Full-Year 2022 Results
and Announces a Cash Dividend of 50 cents per Share

•Reported full-year 2022 net income of $463 million and EBITDA of $1.2 billion.
•Achieved safe, reliable operations as demonstrated by a 50 percent reduction in our total recordable incident rate in 2022 compared to 2021.
•Increased quarterly cash dividend to 50 cents for the fourth quarter 2022, bringing the cumulative cash dividends declared for 2022 to $5.30 per share, including special dividends.
•Achieved 2022 total shareholder return of 115 percent.
•CVR Partners (NYSE: UAN) declared a fourth quarter 2022 cash distribution of $10.50 per common unit, bringing the cumulative cash distributions declared for 2022 to $24.58 per common unit.

SUGAR LAND, Texas (February 21, 2023) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced fourth quarter 2022 net income of $112 million, or $1.11 per diluted share, on net sales of $2.7 billion, compared to a fourth quarter 2021 net loss of $14 million, or 14 cents per diluted share, on net sales of $2.1 billion. Adjusted earnings for the fourth quarter of 2022 was $1.68 per diluted share compared to an adjusted loss of 20 cents per diluted share in the fourth quarter of 2021, primarily driven by improved crack spreads. Fourth quarter 2022 EBITDA was $313 million, compared to fourth quarter 2021 EBITDA of $116 million. Adjusted EBITDA for the fourth quarter of 2022 was $388 million, compared to adjusted EBITDA of $109 million in the fourth quarter of 2021.

For full-year 2022, the Company reported net income of $463 million, or $4.60 per diluted share, on net sales of $10.9 billion, compared to net income for full-year 2021 of $25 million, or 25 cents per diluted share, on net sales of $7.2 billion. Adjusted earnings for full-year 2022 was $6.04 per diluted share compared to an adjusted loss of 93 cents per diluted share in full-year 2021, primarily driven by improved crack spreads. Full-year 2022 EBITDA was $1.2 billion, compared to full-year 2021 EBITDA of $462 million. Adjusted EBITDA for full-year 2022 was $1.4 billion, compared to adjusted EBITDA of $301 million for full-year 2021.

“CVR Energy reported strong results for the 2022 full year, primarily due to an increase in the Group 3 2-1-1 crack spread driven by tight inventory levels,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “CVR Partners achieved strong results for the full-year 2022 despite planned turnarounds at both of its nitrogen fertilizer production facilities. Grain prices are near 10-year highs and planted corn acres are expected to increase by 3 percent to 5 percent for the spring 2023 planting season.

“We also are pleased to announce that on February 1, 2023, CVR Energy completed its corporate transformation to segregate its renewables business,” Lamp said. “While we remain proud of our production of the petroleum products that fuel the lives of hardworking Americans, this corporate transformation should offer our renewables business a defined focus and better access to new capital and new partnerships to support future growth. We believe we are uniquely positioned to competitively produce renewable fuels due to, among other reasons, our proximity to the farm belt, excess hydrogen capacity and existing CO2 sequestration capabilities.”

Petroleum

Fourth Quarter 2022

The Petroleum Segment reported fourth quarter 2022 operating income of $155 million, on net sales of $2.4 billion, compared to fourth quarter 2021 operating loss of $27 million, on net sales of $1.9 billion.

Refining margin per total throughput barrel was $17.14 in the fourth quarter 2022, compared to $7.13 during the same period in 2021. The increase in refining margin of $202 million was primarily due to an increase in the Group 3 2-1-1 crack spread. The Group 3 2-1-1 crack spread increased by $20.42 per barrel relative to the fourth quarter 2021, primarily driven by tight inventory levels, increased European demand for diesel and supply concerns due to the ongoing Russia-Ukraine conflict.

The Petroleum Segment had an unfavorable inventory valuation impact of $41 million, or $2.03 per total throughout barrel, in the fourth quarter 2022 compared to a favorable inventory valuation impact of $17 million, or 85 cents per total throughput barrel, in the fourth quarter 2021.

The Petroleum Segment also recognized a fourth quarter 2022 derivative loss of $7 million, or 37 cents per total throughput barrel, compared to a fourth quarter 2021 derivative gain of $1 million, or 4 cents per total throughput barrel. Included in this derivative loss for the fourth quarter 2022 was an $11 million unrealized loss, compared to a fourth quarter 2021 nominal unrealized gain. Our derivative activity was primarily a result of inventory hedging activity, Canadian crude oil purchases and sales, and unfavorable crack spread swaps.

The Petroleum Segment’s subsidiaries that are subject to the Renewable Fuel Standard (“RFS”) (such subsidiaries, the “obligated-party subsidiaries”) recognized costs to comply with the RFS of $116 million, or $5.70 per throughput barrel, which excludes the RINs’ revaluation expense impact of $26 million, or $1.30 per total throughput barrel, for the fourth quarter 2022. This is compared to RFS compliance costs of $91 million, or $4.47 per throughput barrel, which excludes the RINs’ revaluation expense impact of $9 million, or 42 cents per total throughput barrel, for the fourth quarter 2021.

Fourth quarter 2022 combined total throughput was approximately 221,000 barrels per day (“bpd”), compared to approximately 222,000 bpd of combined total throughput for the fourth quarter 2021.

Full-Year 2022

Full-year 2022 operating income was $719 million, on net sales of $9.9 billion, compared to full-year 2021 operating loss of $27 million, on net sales of $6.7 billion.

The Petroleum Segment’s refining margin per total throughput barrel for full-year 2022 was $19.09, compared to $8.14 for full-year 2021. The increase in refining margin of $810 million was primarily due to an increase in the Group 3 2-1-1 crack spread. The Group 3 2-1-1 crack spread increased by $20.04 per barrel relative to 2021, driven by tight inventory levels, increased European demand for diesel, and supply concerns due to the ongoing Russia-Ukraine conflict.

The Petroleum Segment had favorable inventory valuation impacts totaling $22 million, or 29 cents per total throughput barrel for full-year 2022, compared to favorable inventory valuation impacts of $127 million, or $1.66 per total throughput barrel, for full-year 2021. While impacts were favorable, the decline in inventory valuation impacts year over year was a result of crude oil price increases in the prior year exceeding crude oil price increases for full-year 2022.

The Petroleum Segment recognized a derivative loss of $47 million, or 63 cents per total throughput barrel, for the full-year 2022, a result of unfavorable crack spread swaps, partially offset by gains on WCS sales, compared to a derivative loss of $45 million, or 59 cents per throughput barrel, for full-year 2021. Included in this derivative loss for full-year 2022 was a $5 million unrealized loss, compared to a $16 million unrealized gain for full-year 2021.

The Petroleum Segment’s obligated-party subsidiaries recognized costs to comply with the RFS of $403 million, or $5.38 per throughput barrel, which excludes the RINs’ revaluation expense impact of $135 million, or $1.80 per total throughput barrel, for full-year 2022. This is compared to RFS compliance costs of $372 million, or $4.87 per throughput barrel, which excludes the RINs’ revaluation expense impact of $63 million, or 83 cents per total throughput barrel, for full-year 2021.

Combined total throughput for full-year 2022 was approximately 205,000 bpd, compared to approximately 209,000 bpd for full-year 2021.

Nitrogen Fertilizer

Fourth Quarter 2022

The Nitrogen Fertilizer Segment reported operating income of $102 million on net sales of $212 million for the fourth quarter 2022, compared to operating income of $72 million on net sales of $189 million for the fourth quarter 2021.

Fourth quarter 2022 average realized gate prices for urea ammonia nitrate (“UAN”) improved by 31 percent to $455 per ton and ammonia improved by 30 percent to $967 per ton when compared to the fourth quarter 2021. Average realized gate prices for UAN and ammonia were $347 per ton and $745 per ton, respectively, for the fourth quarter 2021.

CVR Partners’ fertilizer facilities produced a combined 210,000 tons of ammonia during the fourth quarter 2022, of which 75,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 308,000 tons of UAN. During the fourth quarter 2021, the fertilizer facilities produced 197,000 tons of ammonia, of which 70,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 288,000 tons of UAN.

Full-Year 2022

Full-year 2022 operating income was $320 million on net sales of $836 million, compared to operating income of $134 million on net sales of $533 million for full-year 2021.

The average realized gate prices for full-year 2022 for UAN improved by 84 percent to $486 per ton and ammonia improved 88 percent to $1,024 per ton when compared to the full-year 2021. Average realized gate prices for UAN and ammonia were $264 per ton and $544 per ton, respectively, for full-year 2021.

For full-year 2022, our fertilizer facilities produced a combined 703,000 tons of ammonia, of which 213,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 1,140,000 tons of UAN. For full-year 2021, the fertilizer facilities produced 807,000 tons of ammonia, of which 275,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 1,208,000 tons of UAN.

Corporate

The Company reported income tax expense of $157 million, or 19.6 percent of income before income taxes, for the year ended December 31, 2022, compared to an income tax benefit of $8 million, or (12.4) percent of income before income taxes, for the year ended December 31, 2021. The fluctuation in income tax expense was due primarily to an increase in overall pretax earnings and state income tax expense. In addition, the change in the effective tax rate was due primarily to the changes in pretax earnings attributable to noncontrolling interests and state income tax expense between all periods presented.

Cash, Debt and Dividend

Consolidated cash and cash equivalents was $510 million at December 31, 2022. Consolidated total debt and finance lease obligations was $1.6 billion at December 31, 2022, including $547 million held by the Nitrogen Fertilizer Segment.

During the years ended December 31, 2022, and December 31, 2021, CVR Partners repurchased 111,695 and 24,378 of its common units, respectively, on the open market pursuant to a repurchase program (the “Unit Repurchase Program”) approved by the board of directors of its general partner (the “UAN GP Board”) and in accordance with a repurchase agreement under Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, at a cost of $12 million and $1 million, respectively, exclusive of transaction costs, or an average price of $110.98 and $21.69, respectively, per common unit. As of December 31, 2022, CVR Partners had a nominal authorized amount remaining under the Unit Repurchase Program. This Unit Repurchase Program does not obligate CVR Partners to acquire any common units and may be cancelled or terminated by the UAN GP Board at any time.

On February 22, 2022, CVR Partners redeemed the $65 million outstanding balance of the 9.25% Senior Secured Notes, due June 2023 at par, plus accrued and unpaid interest.

On June 30, 2022, CVR Refining and certain of its subsidiaries (the “Credit Parties”) entered into Amendment No. 3 to the Amended and Restated ABL Credit Agreement, dated December 20, 2012, with a revolving credit facility in aggregate principal amount of up to $275 million (with a $125 million incremental facility having substantially similar terms and subject to additional lender commitments) and a maturity date of June 30, 2027 (as amended, the “Petroleum ABL”). The proceeds of loans under the Petroleum ABL may be used for capital expenditures, working capital and general corporate purposes of the Credit Parties and their subsidiaries. The Petroleum ABL provides for loans and letters of credit in an amount up to the aggregate availability under the facility, subject to meeting certain borrowing base conditions, with sub-limits of $30 million for swingline loans and $60 million (or $100 million if increased by the agent) for letters of credit.

Today, CVR Energy announced a fourth quarter 2022 cash dividend of 50 cents per share. The quarterly dividend, as declared by CVR Energy’s Board of Directors on February 21, 2023, will be paid on March 13, 2023, to stockholders of record as of March 6, 2023.

Today, CVR Partners announced that the Board of Directors of its general partner declared a fourth quarter 2022 cash distribution of $10.50 per common unit, which will be paid on March 13, 2023, to common unitholders of record as of March 6, 2023.

Fourth Quarter 2022 Earnings Conference Call

CVR Energy previously announced that it will host its fourth quarter and full-year 2022 Earnings Conference Call on Wednesday, February 22, at 1 p.m. Eastern. This Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The fourth quarter and full-year 2022 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/r5sb24wm. A repeat of the call can be accessed for 14 days by dialing (877) 660-6853, conference ID 13735899.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: Renewable Fuel Standards and repair thereof; continued safe and reliable operations; improvements in crack spreads; strength of our results; inventory levels, including the tightness thereof; benefits of our corporate transformation to segregate our renewables business; access to capital and new partnerships; RIN pricing, including its impact on performance and the Company’s ability to offset the impact thereof; the Company’s focus on decarbonization and growth of and investment in its renewables business; our unique position for renewable fuel production; ammonia and UAN pricing; grain prices; crop inventory levels; planted corn acres, including an increase thereof; refining margin; crude oil and refined product pricing impacts on inventory valuation; derivative gains and losses; costs to comply with the RFS and revaluation of our RFS liability; market demand for refined products; economic downturns and demand destruction; production rates; production levels and utilization at our nitrogen fertilizer facilities; nitrogen fertilizer sales volumes; ability to upgrade ammonia to other fertilizer products; changes to pretax earnings and our effective tax rate; purchases under the Unit Repurchase Program (if any); reduction of outstanding debt, including through the redemption of outstanding notes; use of funds under the Petroleum ABL and the credit facility for the Nitrogen Fertilizer Segment; dividends and distributions, including the timing, payment and amount (if any) thereof; total throughput, direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; timing of turnarounds; exploration and/or completion of a potential spin-off of our interests in our nitrogen fertilizer business, including the approval, timing, benefits, costs and risks associated therewith; impacts of COVID-19 and any variants thereof, including the duration thereof; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of COVID-19, the rate of any economic improvement, demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of Company to pay cash dividends and of CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; impacts of the planting season on CVR Partners; general economic and business conditions; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewable fuels and petroleum refining and marketing businesses, as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the year ended December 31, 2022:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Adjusted Petroleum EBITDA and Adjusted Nitrogen Fertilizer EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

Net Debt and Finance Lease Obligations - Net debt and finance lease obligations is total debt and finance lease obligations reduced for cash and cash equivalents.

Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer - Total debt and net debt and finance lease obligations is calculated as the consolidated debt and net debt and finance lease obligations less the Nitrogen Fertilizer Segment’s debt and net debt and finance lease obligations as of the most recent period ended divided by EBITDA exclusive of the Nitrogen Fertilizer Segment for the most recent twelve-month period.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Petroleum Segment

Coffeyville Refinery - The Coffeyville Refinery’s next planned turnaround is expected to start in the spring of 2023, with pre-planning expenditures of $14 million capitalized for the year ended December 31, 2022.

Wynnewood Refinery - The Wynnewood Refinery began a major scheduled turnaround in late February 2022 that was completed in early April 2022. We capitalized expenditures of $67 million and $7 million related to turnaround activities for the years ended December 31, 2022 and 2021, respectively.

Nitrogen Fertilizer Segment

Coffeyville Fertilizer Facility - A planned turnaround at the Coffeyville Facility commenced in July 2022 and was completed in mid-August 2022. For the year ended December 31, 2022, we incurred turnaround expense of $12 million. For the year ended December 31, 2021, we incurred turnaround expense of less than $1 million related to planning for the Coffeyville Facility’s turnaround completed during the third quarter of 2022. During the planning and execution of this turnaround, we updated the estimated useful lives of certain assets, which resulted in additional depreciation expense of $6 million during the year ended December 31, 2022. Additionally, the Coffeyville Facility had planned downtime during the fourth quarter 2021 at a cost of $2 million.

East Dubuque Fertilizer Facility - A planned turnaround at the East Dubuque Facility commenced in August 2022 and was completed in mid-September 2022. For the year ended December 31, 2022, we incurred turnaround expense of $21 million. For the year ended December 31, 2021, we incurred turnaround expense of $1 million related to planning for the East Dubuque Facility’s turnaround completed during the third quarter of 2022. During the planning and execution of this turnaround, we updated the estimated useful lives of certain assets, which resulted in additional depreciation expense of $6 million and $5 million during the years ended December 31, 2022 and 2021, respectively.

CVR Energy, Inc.
(unaudited)

Consolidated Statement of Operations Data

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Net sales	$2,679	$2,112	$10,896	$7,242
Operating costs and expenses:
Cost of materials and other	2,147	1,805	8,766	6,185
Direct operating expenses (exclusive of depreciation and amortization)	174	160	719	569
Depreciation and amortization	71	71	281	270
Cost of sales	2,392	2,036	9,766	7,024
Selling, general and administrative expenses (exclusive of depreciation and amortization)	39	33	149	119
Depreciation and amortization	2	3	7	9
Loss on asset disposal	10	—	11	3
Operating income	236	40	963	87
Other income (expense):
Interest expense, net	(18)	(24)	(85)	(117)
Investment income (loss) on marketable securities	—	(1)	—	81
Other income (expense), net	4	3	(77)	15
Income before income tax expense	222	18	801	66
Income tax expense (benefit)	50	(7)	157	(8)
Net income	172	25	644	74
Less: Net income attributable to noncontrolling interest	60	39	181	49
Net income (loss) attributable to CVR Energy stockholders	$112	$(14)	$463	$25

Basic and diluted earnings (loss) per share	$1.11	$(0.14)	$4.60	$0.25
Dividends declared per share	$1.40	$—	$4.80	$4.89

EBITDA *	$313	$116	$1,174	$462
Adjusted EBITDA*	$388	$109	$1,369	$301

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$510	$510
Working capital	154	213
Total assets	4,119	3,906
Total debt and finance lease obligations, including current portion	1,591	1,660
Total liabilities	3,328	3,136
Total CVR stockholders’ equity	531	553

Selected Cash Flow Data

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net cash flows provided by (used in):
Operating activities	$99	$14	$967	$396
Investing activities	(54)	(34)	(271)	(238)
Financing activities	(153)	(36)	(696)	(315)
Net decrease in cash, cash equivalents and restricted cash	$(108)	$(56)	$—	$(157)

Free cash flow *	$44	$(24)	$693	$167

*See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,422	$212	$2,679	$9,919	$836	$10,896
Operating income	155	102	236	719	320	963
Net income	175	95	172	759	287	644
EBITDA *	204	122	313	905	403	1,174

Capital Expenditures: (1)
Maintenance capital expenditures	$25	$2	$30	$84	$40	$133
Growth capital expenditures	—	—	14	2	1	70
Total capital expenditures	$25	$2	$44	$86	$41	$203

	Three Months Ended December 31, 2021			Year Ended December 31, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,927	$189	$2,112	$6,721	$533	$7,242
Operating (loss) income	(27)	72	40	(27)	134	87
Net (loss) income	(19)	61	25	4	78	74
EBITDA *	27	93	116	186	213	462

Capital Expenditures: (1)
Maintenance capital expenditures	$18	$9	$27	$47	$16	$65
Growth capital expenditures	—	3	10	3	10	161
Total capital expenditures	$18	$12	$37	$50	$26	$226

*See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

Selected Balance Sheet Data

	December 31, 2022			December 31, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$235	$86	$510	$305	$113	$510
Total assets	4,354	1,100	4,119	3,368	1,127	3,906
Total debt and finance lease obligations, including current portion (2)	48	547	1,591	54	611	1,660

(1)Corporate cash and cash equivalents consisted of $189 million and $92 million at December 31, 2022 and December 31, 2021, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $996 million and $995 million at December 31, 2022 and December 31, 2021, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Refining margin *	$17.14	$7.13	$19.09	$8.14
Refining margin, adjusted for inventory valuation impacts *	19.17	6.28	18.80	6.48
Direct operating expenses *	5.52	4.84	5.68	4.83

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2022	2021	2022	2021
Coffeyville
Regional crude	46,005	28,237	53,237	28,270
WTI	40,638	63,604	38,265	62,695
WTL	—	482	407	511
WTS	611	—	462	—
Midland WTI	—	160	642	452
Condensate	15,980	5,692	12,159	7,911
Heavy Canadian	6,781	6,147	6,847	3,695
DJ Basin	20,105	24,314	15,607	17,980
Other feedstocks and blendstocks	16,733	13,730	11,556	10,788
Wynnewood
Regional crude	47,961	63,158	46,159	60,287
WTL	2,321	—	2,323	3,430
WTS	—	803	143	202
Midland WTI	2,658	4,047	1,073	2,107
Condensate	16,730	7,654	13,283	7,360
Other feedstocks and blendstocks	4,166	4,229	3,125	3,396
Total throughput	220,689	222,257	205,288	209,084

Production Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2022	2021	2022	2021
Coffeyville
Gasoline	76,851	79,259	72,478	71,070
Distillate	62,066	57,033	58,104	53,441
Other liquid products	3,619	3,098	4,789	4,481
Solids	5,347	4,566	4,700	4,246
Wynnewood
Gasoline	40,921	41,459	35,027	39,858
Distillate	25,282	33,547	23,690	31,662
Other liquid products	6,530	2,971	5,712	2,862
Solids	10	25	11	21
Total production	220,626	221,958	204,511	207,641

Light product yield (as % of crude throughput) (1)	102.7%	103.4%	99.3%	100.6%
Liquid volume yield (as % of total throughput) (2)	97.5%	97.8%	97.3%	97.3%
Distillate yield (as % of crude throughput) (3)	43.7%	44.3%	42.9%	43.7%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian and DJ Basin throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian and DJ Basin throughput.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
(dollars per barrel)	2022	2021	2022	2021
West Texas Intermediate (WTI) NYMEX	$82.64	$77.10	$94.41	$68.11
Crude Oil Differentials to WTI:
Brent	5.99	2.64	4.63	2.83
WCS (heavy sour)	(28.15)	(16.60)	(19.24)	(13.55)
Condensate	0.52	0.04	0.06	(0.40)
Midland Cushing	1.33	0.63	1.52	0.45
NYMEX Crack Spreads:
Gasoline	21.81	18.52	30.43	20.11
Heating Oil	66.21	22.77	54.76	18.80
NYMEX 2-1-1 Crack Spread	44.01	20.64	42.60	19.45
PADD II Group 3 Product Basis:
Gasoline	(6.70)	(4.50)	(6.44)	(2.60)
Ultra Low Sulfur Diesel	(6.48)	(2.79)	(2.40)	(0.02)
PADD II Group 3 Product Crack Spread:
Gasoline	15.11	14.02	23.98	17.51
Ultra Low Sulfur Diesel	59.72	19.98	52.37	18.78
PADD II Group 3 2-1-1	37.42	17.00	38.18	18.14

Nitrogen Fertilizer Segment

Ammonia Utilization Rates (1)

	Three Months Ended December 31,		Year Ended December 31,
(percent of capacity utilization)	2022	2021	2022	2021
Consolidated	96%	90%	81%	92%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Nitrogen Fertilizer Segment’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and twelve months ended December 31, 2022 and 2021, respectively, and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Consolidated sales (thousand tons):
Ammonia	77	105	195	269
UAN	261	265	1,144	1,196

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$967	$745	$1,024	$544
UAN	455	347	486	264

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	210	197	703	807
Ammonia (net available for sale) (2)	75	70	213	275
UAN	308	288	1,140	1,208

Feedstock:
Petroleum coke used in production (thousand tons)	127	124	425	514
Petroleum coke (dollars per ton)	$53.36	$47.96	$52.88	$44.69
Natural gas used in production (thousands of MMBtus) (3)	2,088	1,970	6,905	8,049
Natural gas used in production (dollars per MMBtu) (3)	$6.68	$5.43	$6.66	$3.95
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,135	2,412	6,701	7,848
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$6.30	$5.10	$6.37	$3.83

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Ammonia — Southern plains (dollars per ton)	$1,097	$1,090	$1,136	$681
Ammonia — Corn belt (dollars per ton)	1,272	1,199	1,274	746
UAN — Corn belt (dollars per ton)	578	583	580	384

Natural gas NYMEX (dollars per MMBtu)	$6.07	$4.84	$6.54	$3.73

Q1 2023 Outlook

The table below summarizes our outlook for certain refining statistics and financial information for the first quarter of 2023. See “Forward-Looking Statements” above.

	Q1 2023
	Low	High
Petroleum
Total throughput (bpd)	180,000	195,000
Direct operating expenses (in millions) (1)	$95	$105
Turnaround (2)	35	45

Renewables (3)
Total throughput (in millions of gallons)	20	25
Direct Operating expenses (in millions) (1)	$2	$4

Nitrogen Fertilizer
Ammonia utilization rates
Consolidated	95%	100%
Coffeyville Fertilizer Facility	95%	100%
East Dubuque Fertilizer Facility	95%	100%
Direct operating expenses (in millions) (1)	$55	$65

Capital Expenditures (in millions) (2)
Petroleum	$40	$50
Renewables (3)	20	30
Nitrogen Fertilizer	5	10
Other	2	5
Total capital expenditures	$67	$95

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer Segment, turnaround expenses and inventory valuation impacts.
(2)Turnaround and capital expenditures are disclosed on an accrual basis.
(3)Renewables reflects spending on the Wynnewood renewable diesel unit project. As of December 31, 2022, Renewables does not meet the definition of a reportable segment as defined under Accounting Standards Codification Topic 280.

Non-GAAP Reconciliations

Reconciliation of Consolidated Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net income	$172	$25	$644	$74
Interest expense, net	18	24	85	117
Income tax expense (benefit)	50	(7)	157	(8)
Depreciation and amortization	73	74	288	279
EBITDA	313	116	1,174	462
Adjustments:
Revaluation of RFS liability	26	9	135	63
Loss (gain) on marketable securities	—	1	—	(81)
Unrealized loss (gain) on derivatives	10	—	5	(16)
Inventory valuation impacts, unfavorable (favorable)	39	(17)	(24)	(127)
Call Option Lawsuits settlement	—	—	79	—
Adjusted EBITDA	388	109	1,369	301

Reconciliation of Basic and Diluted Earnings (Loss) per Share to Adjusted Earnings (Loss) per Share

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Basic and diluted earnings (loss) per share	$1.11	$(0.14)	$4.60	$0.25
Adjustments: (1)
Revaluation of RFS liability	0.20	0.06	1.00	0.46
Loss (gain) on marketable securities	—	0.01	—	(0.59)
Unrealized loss (gain) on derivatives	0.08	—	0.04	(0.12)
Inventory valuation impacts, unfavorable (favorable)	0.29	(0.13)	(0.18)	(0.93)
Call Option Lawsuits settlement	—	—	0.58	—
Adjusted earnings (loss) per share	$1.68	$(0.20)	$6.04	$(0.93)

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$99	$14	$967	$396
Less:
Capital expenditures	(46)	(36)	(191)	(224)
Capitalized turnaround expenditures	(9)	(2)	(83)	(5)
Free cash flow	$44	$(24)	$693	$167

Reconciliation of Petroleum Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Petroleum net income (loss)	$175	$(19)	$759	$4
Interest income, net	(17)	(5)	(41)	(21)
Depreciation and amortization	46	51	187	203
Petroleum EBITDA	204	27	905	186
Adjustments:
Revaluation of RFS liability	26	9	135	63
Unrealized loss (gain) on derivatives, net	11	—	3	(16)
Inventory valuation impact, unfavorable (favorable) (1)	41	(17)	(22)	(127)
Petroleum Adjusted EBITDA	282	19	1,021	106

Reconciliation of Petroleum Segment Gross Profit (Loss) to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net sales	$2,422	$1,928	$9,919	$6,721
Less:
Cost of materials and other	(2,074)	(1,782)	(8,488)	(6,100)
Direct operating expenses (exclusive of depreciation and amortization)	(112)	(99)	(426)	(369)
Depreciation and amortization	(46)	(50)	(182)	(197)
Gross profit (loss)	190	(3)	823	55
Add:
Direct operating expenses (exclusive of depreciation and amortization)	112	99	426	369
Depreciation and amortization	46	50	182	197
Refining margin	348	146	1,431	621
Inventory valuation impact, unfavorable (favorable) (1)	41	(17)	(22)	(127)
Refining margin, adjusted for inventory valuation impacts	$389	$129	$1,409	$494

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total throughput barrels per day	220,689	222,257	205,288	209,084
Days in the period	92	92	365	365
Total throughput barrels	20,303,351	20,447,613	74,930,140	76,315,701

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per total throughput barrel)	2022	2021	2022	2021
Refining margin	$348	$146	$1,431	$621
Divided by: total throughput barrels	20	20	75	76
Refining margin per total throughput barrel	$17.14	$7.13	$19.09	$8.14

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per total throughput barrel)	2022	2021	2022	2021
Refining margin, adjusted for inventory valuation impacts	$389	$129	$1,409	$494
Divided by: total throughput barrels	20	20	75	76
Refining margin, adjusted for inventory valuation impacts, per total throughput barrel	$19.17	$6.28	$18.80	$6.48

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per total throughput barrel)	2022	2021	2022	2021
Direct operating expenses (exclusive of depreciation and amortization)	$112	$99	$426	$369
Divided by: total throughput barrels	20	20	75	76
Direct operating expense per total throughput barrel	$5.52	$4.84	$5.68	$4.83

Reconciliation of Nitrogen Fertilizer Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Nitrogen Fertilizer net income	$95	$61	$287	$78
Add:
Interest expense, net	8	11	34	61
Depreciation and amortization	19	21	82	74
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$122	$93	$403	$213

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

(in millions)	Year Ended December 31, 2022
Total debt and finance lease obligations (1)	$1,591
Less:
Nitrogen Fertilizer debt and finance lease obligations (1)	$(547)
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,044

EBITDA exclusive of Nitrogen Fertilizer	$771

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	1.35

Consolidated cash and cash equivalents	$510
Less:
Nitrogen Fertilizer cash and cash equivalents	(86)
Cash and cash equivalents exclusive of Nitrogen Fertilizer	424

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	$620

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	0.80

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

	Three Months Ended December 31,				Year Ended December 31, 2022 (1)
(in millions)	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Consolidated
Net income	$153	$239	$80	$172	$644
Interest expense, net	24	23	19	18	85
Income tax expense	34	66	7	50	157
Depreciation and amortization	67	73	75	73	288
EBITDA	$278	$401	$181	$313	$1,174

Nitrogen Fertilizer
Net income (loss)	$94	$118	$(20)	$95	287
Interest expense, net	10	8	8	8	34
Depreciation and amortization	19	21	22	19	82
EBITDA	$123	$147	$10	$122	$403

EBITDA exclusive of Nitrogen Fertilizer	$155	$254	$171	$191	$771

(1)Due to rounding, numbers within this table may not add or equal to totals presented.